Exhibit 10-L

[Dana logo] World Headquarters

December 21, 2001

Edward J. Shultz
7164 Forest Brook Drive
Sylvania, Ohio 43560

Dear Ed:

Congratulations on your upcoming retirement! In light of your retirement, and Dana Corporation’s (“Dana’s”) plan to sell the assets and businesses of Dana Credit Corporation (“DCC”) I thought it would be a good time to outline some of the issues related to your retirement and the upcoming transactions regarding DCC.

Upon your retirement, you agree that you will resign from any positions, including as an officer, that you hold at DCC and Dana. At that time, you will be elected by the Board of Directors of DCC as Chairman Emeritus of DCC.

Dana has agreed to offer you a retirement bonus of $1,000 (“Retirement Bonus”) to be payable on your retirement date and, in addition, has offered you a consulting agreement to provide general advisory services to Dana in connection with certain of the operations of DCC.

In consideration of this Retirement Bonus and the consulting agreement, you agree to execute a release satisfactory to Dana releasing Dana, its affiliates, subsidiaries, shareholders, directors, officers, employees, employee benefit plans, representatives and agents and their successors and assigns from any and all employment-related claims you or your successors and beneficiaries might then have against them (excluding any claims you might then have under this Letter, the consulting agreement or any claims for vested benefits under any employee pension plan sponsored by Dana). A draft of such release is attached to this letter for your review. We would advise you to review this draft release carefully with the assistance of an attorney.

Please indicate your acceptance by signing below and returning to me by                                 , 2002.

Sincerely yours,

/s/ R. C. Richter

for Dana Corporation

I agree to the terms described above.
/s/ E. J. Shultz Edward J. Shultz
Date: 12/21/01

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